Exhibit 10.3

DISTRIBUTION REINVESTMENT PLAN OF

5C LENDING PARTNERS CORP.

5C Lending Partners Corp., a Maryland corporation (the “Company”), has adopted the following plan (the “Plan”), to be administered by U.S. Bancorp Fund Services, LLC d/b/a/ U.S. Bank Global Fund Services and its affiliates or such other entity as the Company may appoint (the “Plan Administrator”), with respect to distributions authorized by the Company’s Board of Directors (the “Board”), and declared by the Company, on shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”).

A stockholder who participates in the Plan (each a “Participant”) will be subject to the terms below. Stockholders who do not wish to participate in the Plan must “opt out” of the Plan as set forth below.

1. For any Participant, all cash distributions hereafter authorized by the Board, and declared by the Company, net of any applicable withholding tax, shall be automatically reinvested by the Plan Administrator, as agent for the Participants in administering the Plan, in additional shares of Common Stock, and no action shall be required on such Participant’s part in order for such Participant’s cash distribution to be reinvested by the Plan Administrator on such Participant’s behalf.

2. Such distributions shall be payable on such date or dates as may be fixed from time to time by the Board to stockholders of record at the close of business on the record date established by the Board for the distribution involved.

3. With respect to each distribution pursuant to this Plan, the Board shall, subject to the provisions of the Investment Company Act of 1940, as amended (the “1940 Act”), issue new shares of Common Stock for the accounts of Participants. The number of shares of Common Stock to be issued to a Participant is determined by dividing the total dollar amount of the distribution payable to such Participant, net of any applicable withholding tax, by the then-current net asset value (“NAV”) per share of Common Stock. For purposes of this calculation, the NAV per share of Common Stock may be based on the NAV per share of Common Stock calculated at the close of the last calendar quarter prior to the date of the applicable distribution, subject to the limitations of the 1940 Act (which generally prohibit the Company from issuing shares of Common Stock at a price below the then-current NAV per share as determined within 48 hours, excluding Sundays and holidays, of such issuance, subject to certain exceptions). The Plan Administrator shall be notified of the price per share of Common Stock by the Company.

4. The Plan Administrator may establish an account for the Common Stock acquired pursuant to the Plan for each Participant or may otherwise record the ownership of the Common Stock acquired pursuant to the Plan. Each Participant’s Common Stock acquired pursuant to the Plan may be held together with the shares of other Participants in non-certificated form. The Plan Administrator shall not issue stock certificates to any Participant.

5. The Plan Administrator shall confirm to each Participant each issuance of shares of Common Stock made to such Participant pursuant to the Plan as soon as practicable following the date of such issuance but not later than 30 business days after the payable date. Each Participant may from time to time have an undivided fractional interest (computed to four decimal places) in a share of Common Stock, and distributions on fractional shares shall be credited to each Participant. In the event of termination of a Participant’s account under the Plan, the Plan Administrator shall adjust for any such undivided fractional interest in cash at the time of termination.

6. For the avoidance of doubt, any distributions reinvested pursuant the Plan on behalf of a Participant shall have no effect on the amount of any capital commitment of such Participant to the Company.

7. The Plan Administrator’s service fee, if any, and expenses for administering the Plan shall be paid for by the Company. There will be no brokerage charges or other charges to Participants.

8. Each stockholder may opt out of the Plan and elect to receive distributions in cash (1) in the subscription agreement relating to the stockholder’s investment in the Common Stock or (2) at any time thereafter by notifying the Plan Administrator in writing so long as such notice is received by the Plan Administrator no later than 30 days prior to the record date for such distribution to stockholders, otherwise the election will be effective only with respect to any subsequent distributions. Those Participants who hold Common Stock through a broker or other financial intermediary may opt out of the Plan and receive distributions in cash by notifying their broker or other financial intermediary of their election.

9. Each Participant may terminate his, her or its account under the Plan by submitting a letter of instruction terminating the Participant’s account under the Plan to the Plan Administrator. Such termination shall be effective immediately if the Participant’s notice is received by the Plan Administrator no later than 10 days prior to the record date for an applicable distribution; otherwise, such termination shall be effective only with respect to any subsequent distributions. The Plan may be terminated by the Company upon written notice at least 30 days prior to any record date for the payment of any distributions by the Company. Upon any termination, the Plan Administrator shall cause the shares of Common Stock held for each Participant under the Plan to be delivered to the Participant.

10. These terms and conditions may be amended or supplemented by the Company at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other applicable regulatory authority, only by appropriate written notice at least 30 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Plan Administrator receives written notice of the termination of the Participant’s participation in the Plan. Any such amendment may include an appointment in the place and stead of the Plan Administrator of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator under these terms and conditions. Upon any such appointment of any agent for the purpose of receiving distributions, the Company shall be authorized to pay to such successor agent, for each Participant’s account, all distributions payable on shares of Common Stock held in the Participant’s name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.

11. The Plan Administrator shall at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the Plan Administrator’s negligence, actual fraud, bad faith or willful misconduct or that of its employees or agents.

12. These terms and conditions shall be governed by the laws of the State of Maryland.

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